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                                                                 EXHIBIT 4(b)(4)



                         UNIVERSAL FOREST PRODUCTS, INC.
                       -----------------------------------

                                FIRST AMENDMENT
                          Dated as of November 13, 1998
                                       to

                                 NOTE AGREEMENTS
                             Dated as of May 1, 1994
                       -----------------------------------

                       Re: $40,000,000 7.15% Senior Notes
                                 Due May 5, 2004




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                       FIRST AMENDMENT TO NOTE AGREEMENTS

         THIS FIRST AMENDMENT dated as of November 13, 1998 (this "First Amendment") to the Note Agreements each dated as of May 1, 1994 is between UNIVERSAL FOREST PRODUCTS, INC., a Michigan corporation (the "Company"), and each of the institutions which is a signatory to this First Amendment (collectively, the "Noteholders").

                                    RECITALS:

         A. The Company and each of the Noteholders have heretofore entered into separate and several Note Agreements each dated as of May 1, 1994 (collectively, the "Note Agreements"). The Company has heretofore issued the $40,000,000 7.15% Senior Notes Due May 5, 2004 (the "Notes") dated May 5, 1994 pursuant to the Note Agreements.
         B. The Company and the Noteholders now desire to amend the Note Agreements in the respects, but only in the respects, hereinafter set forth.
         C. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Agreements unless herein defined or the context shall otherwise require.
         D. All requirements of law have been fully complied with and all other acts and things necessary to make this First Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

         NOW, THEREFORE, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this First Amendment set forth in
Section 3.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

SECTION 1.      AMENDMENTS.

         Section 1.1. Section 5.3 of the Note Agreements shall be and is hereby amended in its entirety to read as follows:

                  "Section 5.3. Taxes, Claims for Labor and Materials; Compliance with Laws. (a) The Company will promptly pay and discharge, and will cause each Subsidiary promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Company or such Subsidiary, respectively, or upon or in respect of all or any part of the property or business of the Company or such Subsidiary, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any property of the Company or such Subsidiary; provided that the Company or such Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (1) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Company or such Subsidiary or any material interference with the use thereof by the Company or such Subsidiary, and (2) the Company or such Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto, or (3) to the extent that failure to pay any


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         of the foregoing or comply with any of the foregoing relates solely to
         Subsidiaries which are not Wholly-owned Subsidiaries of the Company or Guarantors and if all such non Wholly-owned Subsidiaries do not, if considered in the aggregate as a single Subsidiary, constitute a Significant Subsidiary and such failure could not materially and adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of the Company or of the Company and its Subsidiaries, taken as a whole (but the Company shall provide notice to the holders of the Notes of the occurrence of any such failure to comply or failure to pay described in this provision).

                  (b) The Company will promptly comply and will cause each Subsidiary to promptly comply with all laws, ordinances or governmental rules and regulations to which it is subject, including, without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA and all Environmental Laws, the violation of which could materially and adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of the Company or of the Company and its Subsidiaries, taken as a whole, or would result in any Lien not permitted under Section 5.9, provided that the foregoing does not apply to Subsidiaries which are not Wholly-owned Subsidiaries of the Company or Guarantors if all such non Wholly-owned Subsidiaries do not, if considered in the aggregate as a single Subsidiary, constitute a Significant Subsidiary."

         Section 1.2. Section 5.6 of the Note Agreements shall be and is hereby amended in its entirety to read as follows:

                           "Section 5.6. Consolidated Net Worth. The
         Company will at all times keep and maintain Consolidated Net Worth at an amount not less than the sum of (a) $155,000,000, plus
         (b) 50% of Consolidated Net Earnings for the fiscal quarter of the Company ending in December, 1998 and each fiscal year of the Company ending thereafter, provided that if such Consolidated Net Earnings of the Company is negative for the fiscal quarter ending in December, 1998 or any fiscal year thereafter, as the case may be, the amount added for such fiscal quarter or year shall be zero and it shall not reduce the amount added for any other fiscal year, and plus 100% of the net proceeds from the sale or other transfer of any capital stock of the Company."

         Section 1.3. Section 5.7 of the Note Agreements shall be and is hereby amended in its entirety to read as follows:

                  "The Company will at all times keep and maintain the ratio of Consolidated Net Earnings Available for Fixed Charges for any four of the immediately preceding five fiscal quarters (taken as a single accounting period) to Consolidated Fixed Charges for such period at not less than 1.75 to 1.00.

                  For purposes of calculations under this Section 5.7, Consolidated Net Earnings Available for Fixed Charges and Consolidated Fixed Charges shall be adjusted for the period in respect of which any such calculation is being made to give effect to (i) the audited "net earnings" (determined in a manner consistent with the definition of "Consolidated Net Earnings"


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         contained in this Agreement) of any business entity acquired by the
         Company or any Subsidiary (the "Acquired Business") and (ii) all Indebtedness incurred by the Company or any Subsidiary in connection with such acquisition, and shall be computed as if the Acquired Business had been a Subsidiary throughout the period and all Indebtedness incurred in connection with such acquisition had been incurred at the beginning of such period in respect of which such calculation is being made. In the case of any business entity acquired during the twelve calendar month period immediately preceding the date of any determination hereunder whose financial records are not, and are not required to be in accordance with applicable laws, rules and regulations, audited by the Company's independent public accountants at the time of the acquisition thereof, the Company shall base such determination upon the Company's internally audited net earnings of such business entity for the immediately preceding fiscal year or the net earnings of such business entity as audited by such business entity's independent auditors for the immediately preceding fiscal year."

         Section 1.4. Section 5.8 of the Note Agreements shall be and is hereby mended in its entirety to read as follows:

                  "Section 5.8. Limitations on Current Debt and Funded Debt. (a) The Company will not permit or suffer the Adjusted Leveraged Ratio to be greater than 0.60 to 1.0 at any time.
                  (b) The Company will not, and will not permit any Subsidiary to, create, assume, guarantee or otherwise incur or any in manner be or become liable in respect of (1) any Current Debt or Funded Debt of the Company or any Subsidiary secured by Liens permitted by Section 5.9(A)(8), or (2) any other Current Debt or Funded Debt of a Subsidiary (other than Qualified Current Debt and Qualified Funded Debt of a Subsidiary Guarantor), or (3) any Attributable Indebtedness of Sale and Leaseback Transactions of the Company or any Subsidiary, unless at the time of creation, issuance, assumption, guarantee or incurrence thereof and after giving effect thereto and to the application of the proceeds thereof, the sum of (A) Current Debt and Funded Debt of the Company and its Subsidiaries secured by Liens permitted by Section 5.9(A)(8), plus (without duplication) (B) Current Debt and Funded Debt of Subsidiaries (other than Qualified Current Debt and Qualified Funded Debt of Subsidiary Guarantors) and (C) Attributable Indebtedness of Sale and Leaseback Transactions of the Company and its Subsidiaries would not exceed 15% of Consolidated Net Worth.
                  (c) Any Person which becomes a Subsidiary after the date hereof shall for all purposes of this Section 5.8 be deemed to have created, assumed or incurred at the time it becomes a Subsidiary all Current Debt and Funded Debt of such Person existing immediately after it becomes a Subsidiary."

         Section 1.5. Section 5.9 of the Note Agreements is hereby amended as follows:
                  (a) "and" at the end of clause (8) of Section 5.9(a) is hereby deleted;
                  (b)      the "period" at the end of clause (9) of Section 5.9
        (a) is hereby deleted and a comma is substituted therefor; and
                  (c)      a new clause (10) is hereby added to read as follows:
                           "(10)    the Liens of any Stock Pledge Agreements."



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         Section 1.6. Section 5.10(b)(1) of the Note Agreements shall be amended in its entirely to read as follows:

         "(1) the sale, lease, transfer or other disposition of assets of a Subsidiary to the Company or a Wholly-owned Subsidiary, or of the Company to a Wholly-owned Subsidiary; or"

         Section 1.7. Section 5.10(c)(3) of the Note Agreements shall be and is hereby amended by deleting therefrom ", except that such prohibition against any such sale or other disposition to an Affiliate shall not be deemed or construed to apply to the sale of the Subsidiary Stock of Universal Development and Real Estate, Inc., a Michigan corporation, to its employees who, after giving effect to such sale, shall no longer be employees of the Company or any of its other Subsidiaries".

         Section 1.8. Section 5.11 of the Note Agreements shall be and is hereby amended in its entirety to read as follows:

                  "Section 5.11. Guaranties. The Company will not, and will not permit any Subsidiary to, become or be liable in respect of any Guaranty except Guaranties by the Company which are limited in amount to a stated maximum dollar exposure or which constitute Guaranties of obligations incurred by any Subsidiary in compliance with the provisions of this Agreement; provided that nothing contained in this
         Section 5.11 shall be deemed or construed to prohibit any Subsidiary from executing and delivering the Subsidiary Note Guaranty or joining the same as contemplated by Section 3.1(f) of the First Amendment and
         Section 5.17, respectively, or from executing and delivering any Subsidiary Bank Guaranty; provided that in each such case each beneficiary of any such Guaranty shall have entered into and become a party to the Intercreditor Agreement."

         Section 1.9. The following shall be added as a new Section 5.17 to the Note Agreements:

                   "Section 5.17.Guaranty by Subsidiaries. (a) Subject to clause (b) of this SS.5.17, the Company will cause each Subsidiary which delivers a Guaranty after the Closing Date to concurrently enter into a Subsidiary Note Guaranty and within three Business Days thereafter shall deliver to each of the holders of the Notes the following items:
                           (1) an executed counterpart of the Subsidiary Note
                  Guaranty or a joinder agreement pursuant to which such Subsidiary becomes a party to the Subsidiary Note Guaranty;
                           (2) a certificate signed by an authorized officer of
                  such Subsidiary making representations and warranties to the effect of those contained in Paragraphs 2, 10, 12 and 17 of Exhibit B to the Note Agreements, but with respect to such Subsidiary and the Subsidiary Note Guaranty;
                           (3) such documents and evidence with respect to such
                  Subsidiary as the Requisite Holders may reasonably request in order to establish the existence and good standing of such Subsidiary and the authorization of the transactions contemplated by the Subsidiary Note Guaranty; and
                           (4) an opinion of counsel satisfactory to the
                  Requisite Holders to the effect that the Subsidiary Note Guaranty or the joinder agreement pursuant to which


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                  such Subsidiary has become a party to the Subsidiary Note
                  Guaranty, as the case may be, has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of such Subsidiary enforceable in accordance with its terms, except as an enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

                  (b) Notwithstanding the requirements of clause (a) of this
         Section 5.17, the Company shall not be required to comply therewith if, but only if, the Company can create or incur the Indebtedness evidenced by any Guaranty entered into by a Subsidiary within the limitations of
         Section 5.8(b).

                   (c) Nothing contained in this Section 5.17 shall be deemed or construed to otherwise permit a Subsidiary of the Company to create, assume, guarantee or otherwise incur or in any manner be or become liable in respect of any Current Debt or Funded Debt which is not otherwise within the limitations of Section 5.8 and the other applicable provisions of this Agreement."

Section 1.10.     The following shall be added as a new Section 5.18 to the Note
Agreements:

                  "Section 5.18. Stock Pledge Agreement. If the Company shall enter into any stock pledge agreement (each, a "Stock Pledge Agreement") pursuant to which the Company shall grant to the Collateral Agent or any other Institutional Holder a pledge of and security interest in the capital stock of any Subsidiary, then and in such event, the Company shall concurrently with the execution and delivery of such Stock Pledge Agreement deliver to each of the holders of the Notes the following items:
                           (a) an executed counterpart of the Stock Pledge Agreement;
                           (b) a certificate signed by an executive officer of the Company making representations and warranties to the effect of those contained in Paragraphs 2, 10, 12 and 17 of Exhibit B to the Note Agreements, but with respect to such Stock Pledge Agreement and to the effect that such Stock Pledge Agreement constitutes a first and prior perfected security interest in the capital stock which is the subject of such Stock Pledge Agreement free and clear of all Liens of creditors of the Company, other than the Lien of such Stock Pledge Agreement;
                           (c) such modifications, amendments or supplements to
                  the Intercreditor Agreement as may be deemed necessary by the Requisite Holders to confirm that any proceeds realized from the enforcement by the Collateral Agent or such other Institutional Holder of its rights pursuant to such Stock Pledge Agreement as pledgee of such capital stock shall be applied in accordance with the terms and provisions of the Intercreditor Agreement; and
                           (d) an opinion of counsel satisfactory to the
                  Requisite Holders to the effect that (1) such Stock
                  Pledge Agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the Company enforceable in accordance with its terms, except as an enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and


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                  similar laws affecting the enforcement of creditors' rights generally and by general equitable principles and (2) such Stock Pledge Agreement creates a valid and perfected first and prior security interest in and pledge of the capital stock of the Subsidiary which is the subject of such Stock Pledge Agreement."

         Section 1.11. Sections 6.1(f), (g), (i), (j), (k) and (l) of the Note Agreements shall be and are hereby amended in their entirety to read as follows:

                  "(f) Default shall be made in the payment when due (whether by lapse of time, by declaration, by call for redemption or otherwise) of the principal of or interest on any Indebtedness for borrowed money (other than the Notes) of the Company or any Subsidiary aggregating in excess of $3,000,000 and such default shall continue beyond the period of grace, if any, allowed with respect thereto; provided, that an Event of Default shall not be deemed to have occurred under this Section 6(f) if any of the foregoing events occur only with respect to Subsidiaries which are not Wholly-owned Subsidiaries of the Company or Guarantors and if all such non-Wholly-owned Subsidiaries do not, if considered in the aggregate as a single Subsidiary, constitute a Significant Subsidiary; or

                  (g) Default or the happening of any event shall occur under any indenture, agreement or other instrument under which any Indebtedness for borrowed money (other than the Notes) of the Company or any Subsidiary aggregating in excess of $3,000,000 is outstanding and such default or event shall result in the acceleration of the maturity of any Indebtedness for borrowed money of the Company or any Subsidiary outstanding thereunder; provided, that an Event of Default shall not be deemed to have occurred under this Section 6(g) if any of the foregoing events occur only with respect to Subsidiaries which are not Wholly-owned Subsidiaries of the Company or Guarantors and if all such non-Wholly-owned Subsidiaries do not, if considered in the aggregate as a single Subsidiary, constitute a Significant Subsidiary; or
                  (i) Final judgment or judgments for the payment of money aggregating in excess of $1,000,000 (net of insurance proceeds to the extent the insurer has acknowledged liability with respect thereto) is or are outstanding against the Company or any Subsidiary or against any property or assets of either and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 45 days from the date of its entry, provided, that an Event of Default shall not be deemed to have occurred under this Section 6(i) if any of the foregoing events occur only with respect to Subsidiaries which are not Wholly-owned Subsidiaries of the Company or Guarantors and if all such non-Wholly-owned Subsidiaries do not, if considered in the aggregate as a single Subsidiary, constitute a Significant Subsidiary; or
                  (j) A custodian, liquidator, trustee or receiver is appointed for the Company or any Subsidiary or for the major part of the property of either and is not discharged within 30 days after such appointment, provided, that an Event of Default shall not be deemed to have occurred under this of Section 6(j) if any of the foregoing events occur only with respect to Subsidiaries which are not Wholly-owned Subsidiaries of the Company or Guarantors and if all such non-Wholly-owned Subsidiaries do not, if considered in the aggregate as a single Subsidiary, constitute a Significant Subsidiary; or
                  (k) The Company or any Subsidiary becomes insolvent or bankrupt, is generally


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         not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company or any Subsidiary applies for or consents to the appointment of a custodian, liquidator, trustee or receiver for the Company or such Subsidiary or for the major part of the property of either, provided, that an Event of Default shall not be deemed to have occurred under this Section 6(k) if any of the foregoing events occur only with respect to Subsidiaries which are not Wholly-owned Subsidiaries of the Company or Guarantors and if all such non-Wholly-owned Subsidiaries do not, if considered in the aggregate as a single Subsidiary, constitute a Significant Subsidiary; or
                  (l) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary, are consented to or are not dismissed within 60 days after such institution, provided, that an Event of Default shall not be deemed to have occurred under this Section 6(l) if any of the foregoing events occur only with respect to Subsidiaries which are not Wholly-owned Subsidiaries of the Company or Guarantors and if all such non-Wholly-owned Subsidiaries do not, if considered in the aggregate as a single Subsidiary, constitute a Significant Subsidiary; or"

         Section 1.12. The following shall be added as a new Section 6.1(m) to the Note Agreements:

                  "6.1(m) For any reason the Subsidiary Note Guaranty or any Stock Pledge Agreement shall cease to be in full force and effect for any reason whatsoever, including, without limitation, a determination by any governmental body or court that any of such agreements is invalid, void or unenforceable or any Person which is a party thereto shall contest or deny in writing the validity or enforceability of any of its obligations under any such agreement."

         Section 1.13. Section 6.3 of the Note Agreements shall be and is hereby amended by adding the words "or paragraph (m)," after the word "inclusive," in the second sentence of said Section 6.3.

         Section 1.14. Section 6.4 of the Note agreements shall be and is hereby amended by adding the words "or paragraph (m)," after the word "inclusive," in said Section 6.4.

         Section 1.15. The definitions in Section 8.1 of the Note
Agreements of the terms "Chesapeake Transaction", "Consolidated Adjusted Net Worth", "Indebtedness", "Person", "SFAS 106", "SFAS 106 Adjustment" and "SFAS Transition Obligation" shall be and are hereby deleted in their entirety.

         Section 1.16. The following terms and definitions shall be added as new defined terms in alphabetical order to Section 8.1 of the Note
Agreements:

                  "Adjusted Leverage Ratio" shall mean, as of any date, the ratio of (a) the Total Seasonally Adjusted Debt as of such date to (b) the Total Adjusted Capitalization as of such date.


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                  "Bank Credit Agreement" shall mean the $175,000,000 Revolving
         Credit Agreement dated November 13, 1998 by and among the Company, various lenders party thereto from time to time and NBD Bank, as Agent.
                  "Banks" or "the Banks" shall mean the Banks party to the Bank Credit Agreement.
                  "Collateral Agent" shall mean NBD Bank, in its role as Collateral Agent under the Intercreditor Agreement.
                  "Consolidated Net Worth" shall mean, as of any date, the amount of any capital stock, paid in capital and similar equity accounts plus (or minus in the case of a deficit) the capital surplus and retained earnings of the Company and the Subsidiaries and the amount of any foreign currency translation adjustment account shown as a capital account of the Company and its Subsidiaries, all on a consolidated basis in accordance with GAAP.
                  "Contingent Liabilities" of any Person shall mean, as of any date, all obligations of such Person or of others for which such Person is contingently liable, as obligor, guarantor, surety or in any other capacity, or in respect of which obligations such Person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such Person in respect of any letters of credit, surety bonds or similar obligations and all obligations of such Person to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such other Person.
                  "Financial Contract" of a Person shall mean (a) any exchangetraded or overthecounter futures, forward, swap or option contract or other financial instrument with similar characteristics, or
         (b) any agreements, devices or arrangements providing for payments related to fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options.
                  "First Amendment" shall mean the First Amendment to this Agreement dated as of November 13, 1998.
                  "Indebtedness" of any Person shall mean, as of any date, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person as lessee under any Capitalized Lease, (c) the unpaid purchase price for goods, property or services acquired by such Person, except for accounts payable and other accrued liabilities arising in the ordinary course of business which are not materially past due, (d) all obligations of such Person to purchase goods, property or services where payment therefor is required regardless of whether delivery of such goods or property or the performance of such services is ever made or tendered (generally referred to as "take or pay contracts"), other than obligations incurred in the ordinary course of business, (e) all obligations of such Person in respect of any Financial Contract (valued in an amount equal to the highest termination payment, if any, that would be payable by such Person upon termination for any reason on the date of determination), (f) to the extent not included in the foregoing, obligations and liabilities which would be classified as part of Total Debt, and (g) all obligations of others similar in character to those described in clauses (a) through (f) of this definition for which such Person is contingently liable, as obligor, guarantor, surety or in any other capacity, or in respect of which obligations such Person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such Person in respect of letters of credit, surety bonds or similar obligations and all obligations of such Person to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such other Person.
                  "Intercreditor Agreement" shall mean the Intercreditor Agreement dated as of November 13, 1998 by and among the Noteholders, the Banks and the Collateral Agent.
                  "Person" shall include an individual, a corporation, a limited liability company, an association, a partnership, a trust or estate, a joint stock company, an unincorporated organization, a joint venture, a trade or business (whether or not incorporated), a government (foreign or domestic) and any agency or political subdivision thereof, or any other entity.
                  "Qualified Current Debt" and "Qualified Funded Debt" shall mean Current Debt or Funded Debt, as the case may, of a Guarantor which is a party to the Subsidiary Note Guaranty on the Closing Date or any Person who has become a party to the Subsidiary Note Guaranty after the Closing Date in accordance with Section 5.17; provided that the obligee of such Current Debt or Funded Debt shall have entered into the Intercreditor Agreement.
                  "Significant Subsidiary" shall mean any one or more Subsidiaries which, if considered in the aggregate as a single Subsidiary, would comprise 10% or more of the total assets of the Company and its Subsidiaries on a consolidated basis.
                  "Subsidiary Bank Guaranty" shall mean any Guaranty of any Subsidiary of the Company with respect to the payment of sums due and owing under the Bank Credit Agreement.
                  "Subsidiary Note Guaranty" shall mean any Guaranty of any Subsidiary of the Company with respect to the payment of the Notes and all other sums due and owing by the Company under this Agreement, which Guaranty shall be in the form attached to the First Amendment as Exhibit B.
                  "Stock Pledge Agreement" shall have the meaning set forth in
        Section 5.18.
                  "Total Adjusted Capitalization" shall mean, as of any date, the sum of Consolidated Net Worth and Total Seasonally Adjusted Debt as of such date.
                  "Total Debt" as of any date, shall mean, without duplication, all of the following for the Company and its Subsidiaries on a consolidated basis: (a) all Indebtedness for borrowed money and similar monetary obligations evidenced by bonds, notes, debentures, acceptances, Capitalized Lease obligations or otherwise, (b) all liabilities secured by any Lien existing on property owned or acquired by the Company or any Subsidiary subject thereto, whether or not the liability secured thereby shall have been assumed, (c) all reimbursement obligations under outstanding letters of credit, bankers' acceptances or similar instruments in respect of drafts which (i) may be presented or (ii) have been presented and have not yet been paid and are not included in clause (a) above, and (d) all guarantees and other Contingent Liabilities relating to indebtedness, obligations or liabilities of the type described in the foregoing clauses (a), (b) and
         (c).
                  "Total Seasonally Adjusted Debt" shall mean, as of the end of any fiscal quarter of the Company, the following appropriate amount for such fiscal quarter end: (a) for any fiscal quarter ending in March or June, 85% of Total Debt as of the end of such fiscal quarter, and (b) for any fiscal quarter ending in September or December, 115% of Total Debt as of the end of such fiscal quarter.

         Section 1.17. The definition of "Company Control Group" in Section 8.1 of the Note Agreements is hereby amended in its entirety to read as follows:

                  "Company Control Group" shall mean all, or any combination of, any one or more of the individuals comprising Current Management and who, as of the date of any determination hereof: (a) is employed on a full-time basis by the Company as a director or officer of the Company, and (b) has been so employed for at least three years preceding such date of determination, except Gary Wright who shall in any event be deemed to be a member of the Company Control Group for so long as he is employed on a full-time basis by the Company as a director or officer."

         Section 1.18. The definition of "Consolidated Total Capitalization" in
Section 8.1 of the Note Agreements shall be and is hereby amended by substituting the phrase "Consolidated Net Worth" for the phrase "Consolidated Adjusted Net Worth" as such phrase appears therein.

         Section 1.19. The definition of "Current Management" in Section 8.1 of the Note Agreements is hereby amended in its entirety to read as follows:

                  "Current Management" shall mean Peter F. Secchia, William G. Currie, Matthew Missad, Gary Wright, James H. Ward, Michael B. Glenn and Elizabeth A. Bowman, whether in case of each of the foregoing, such Person owns capital stock of the Company directly or beneficially.

         Section 1.20. The definition of "Funded Debt" in Section 8.1 of the Note Agreements is hereby amended in its entirety to read as follows:

                  "Funded Debt" of any Person shall mean (a) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not the obligation to make such payments shall constitute a current liability of the obligor under GAAP, (b)all Capitalized Rentals of such Person, (c) all Guaranties by such Person of Funded Debt of others, and
         (d) if, during the 365-day period immediately preceding the date of any determination of Funded Debt of such Person, there shall not have been a period of at least 30 consecutive days during which Indebtedness of such Person outstanding under all revolving credit or similar agreements are equal to zero, then, and in such an event, an amount equal to the highest aggregate amount of all such Indebtedness outstanding during any period of 30 consecutive days selected by such Person during such preceding 365-day period.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         Section 2.1. To induce the Noteholders to execute and deliver this First Amendment (which representations shall survive the execution and delivery of this First Amendment), the Company represents and warrants to the Noteholders that:
                  (a) this First Amendment has been duly authorized, executed and delivered by it and this First Amendment constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;
                  (b) the Note Agreements, as amended by this First Amendment, constitute the legal, valid and binding obligations, contracts and agreements of the Company enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;
                  (c) the execution, delivery and performance by the Company of this First Amendment (i) has been duly authorized by all requisite corporate action and, if required, shareholder action,
         (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not
         (A) violate (1) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, or
         (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this
         Section 2.1(c);
                  (d) as of the date hereof and after giving effect to this First Amendment, no Default or Event of Default has occurred which is continuing; and
                  (e) all the representations and warranties contained in
         Section 3.1 of the Note Agreements and Exhibit B thereto are true and correct in all material respects with the same force and effect as if made by the Company on and as of the date hereof.

SECTION 3. CONDITIONS TO EFFECTIVENESS OF THIS FIRST AMENDMENT.

         Section 3.1. This First Amendment shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied:
                  (a) executed counterparts of this First Amendment, duly executed by the Company and the holders of at least 66-2/3% of the outstanding principal of the Notes, shall have been delivered to the Noteholders;
                  (b) the Noteholders shall have received evidence satisfactory to them that the Company has entered into the Bank Credit Agreement in the form annexed hereto as Exhibit A (the "Bank Credit
         Agreement");
                  (c) the Noteholders shall have received a copy of the resolutions of the Board of Directors of the Company certified by its Secretary or an Assistant Secretary authorizing the execution, delivery and performance (i) by the Company of this First Amendment,
         (ii) by the Company of the Bank Credit Agreement, and (iii) by each of the Company's Subsidiaries which has entered into the Subsidiary Note Guaranty;
                  (d) the representations and warranties of the Company set forth in Section 2 hereof are true and correct on and with respect to the date hereof;
                  (e) the Noteholders shall have received the favorable opinion of counsel to the Company as to the matters set forth in Sections 2.1
         (A), 2.1(b) and 2.1(c) hereof, which opinion shall be in form and substance satisfactory to the Noteholders;
                  (f) the Noteholders shall have received the Subsidiary Note Guaranty in the form annexed hereto as Exhibit B from each Subsidiary which is concurrently delivering a Subsidiary Bank Guaranty;
                  (g) the Noteholders shall have received a certificate signed by an authorized officer of each such Subsidiary making representations and warranties to the effect of those contained in Sections 2.1(A), 2.1(b) and 2.1(c), but with respect to such Subsidiary and the Subsidiary Note Guaranty, as applicable;
                  (h) the Noteholders shall have received such documents and evidence with respect to each such Subsidiary as any holder of the Notes may reasonably request in order to establish the existence and good standing of any such Subsidiary and the authorization of the transactions contemplated by the Subsidiary Note Guaranty;
                  (i) the Noteholders shall have received an opinion of counsel to each Subsidiary which is a party to the Subsidiary Note Guaranty satisfactory to the Noteholders to the effect that the Subsidiary Note Guaranty has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of each Subsidiary which is a party thereto, enforceable in accordance with its terms, except as an enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles; and
                  (j) the Noteholders, the Banks and the Collateral Agent shall have entered into the Intercreditor Agreement in the form annexed hereto as Exhibit C.
Upon receipt of all of the foregoing, this First Amendment shall become effective.

SECTION 4. PAYMENT OF NOTEHOLDERS' COUNSEL FEES AND EXPENSES.

         Section 4.1. The Company agrees to pay upon demand, the reasonable fees and expenses of Chapman and Cutler, counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this First Amendment.

SECTION 5. MISCELLANEOUS.

         Section 5.1. This First Amendment shall be construed in connection with and as part of each of the Note Agreements, and except as modified and expressly amended by this First Amendment, all terms, conditions and covenants contained in the Note Agreements and the Notes are hereby ratified and shall be and remain in full force and effect.

         Section 5.2. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Amendment may refer to the Note Agreements without making specific reference to this First Amendment but nevertheless all such references shall include this First Amendment unless the context otherwise requires.

         Section 5.3. The descriptive headings of the various Sections or parts of this First

Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

         Section 5.4. This First Amendment shall be governed by and construed in accordance with New York law.

                              [Intentionally Blank]

         Section 5.5. The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this First Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.


                                        UNIVERSAL FOREST PRODUCTS, INC.


                                        By:
                                           -------------------------------------
                                        Its:
                                            ------------------------------------
Accepted and Agreed to:
                                        [VARIATION]
                                        By:
                                           -------------------------------------
                                        Its:
                                            ------------------------------------

                             [BANK CREDIT AGREEMENT]
                                    EXHIBIT A

                               [FORM OF GUARANTY]
                                    EXHIBIT B

                        [FORM OF INTERCREDITOR AGREEMENT]
                                    EXHIBIT C